Copyright © 2009 by Financial Accounting Standards Board, Norwalk, Connecticut

Induced Conversions of Convertible Debt (as amended) [Superseded by FASB Codification 9/15/2009]

an amendment of APB No. 26

FAS 84 STATUS

Issued: March 1985

Effective Date:

For conversions of convertible debt pursuant to inducements offered after March 31, 1985

Affects:

Amends APB 26, paragraph 2

Affected by:

No other pronouncements

Issues Discussed by FASB Emerging Issues Task Force (EITF)

Affects:

Nullifies EITF Issue No. 84-3

Interpreted by:

Paragraph 2 interpreted by EITF Issue No. 02-15

Related Issues: EITF Issue No. 85-17 and 05-1

FAS 84 Summary

This Statement amends APB Opinion No. 26, Early Extinguishment of Debt. This Statement specifies the method of accounting for conversions of convertible debt to equity securities when the debtor induces conversion of the debt by offering additional securities or other consideration to convertible debt holders. Such an offer has sometimes been called a convertible debt “sweetener.” This Statement requires recognition of an expense equal to the fair value of the additional securities or other consideration issued to induce conversion.

This Statement is effective for conversions of convertible debt pursuant to inducements offered after March 31, 1985, with earlier application encouraged. Retroactive application for transactions occurring during periods for which financial statements have previously been issued is permitted.

INTRODUCTION

1. The FASB has been asked to address the applicability of APB Opinion No. 26, Early Extinguishment of Debt, to situations in which the conversion privileges in a convertible debt instrument are changed or additional consideration is paid to debt holders for the purpose of inducing prompt conversion of the debt to equity securities (sometimes referred to as a convertible debt “sweetener”). Opinion 26 applies to all extinguishments of debt except debt that is extinguished through a troubled debt restructuring and debt that is converted to equity securities of the debtor pursuant to conversion privileges included in terms of the debt at issuance. 1 This Statement amends Opinion 26 to exclude from its scope convertible debt that is converted to equity securities of the debtor pursuant to conversion privileges different from those included in terms of the debt at issuance when the change in conversion privileges is effective for a limited period of time, involves additional consideration, and is made to induce conversion. This Statement also specifies the method of accounting for such conversions. Examples of application of this Statement are presented in Appendix A, background information is presented in Appendix B, and the basis for the Board's conclusions is presented in Appendix C.

APPLICABILITY AND SCOPE

2. This Statement applies to conversions of convertible debt to equity securities pursuant to terms that reflect changes made by the debtor to the conversion privileges provided in the terms of the debt at issuance (including changes that involve the payment of consideration) for the purpose of inducing conversion. This Statement applies only to conversions 2 that both (a) occur pursuant to changed conversion privileges that are exercisable only for a limited period of time and (b) include the issuance of all of the equity securities issuable pursuant to conversion privileges included in the terms of the debt at issuance for each debt instrument that is converted. The changed terms may involve reduction of the original conversion price thereby resulting in the issuance of additional shares of stock, issuance of warrants or other securities not provided for in the original conversion terms, or payment of cash or other consideration to those debt holders who convert during the specified time period. This Statement does not apply to conversions pursuant to other changes in conversion privileges or to changes in terms of convertible debt instruments that are different from those described in this paragraph.

STANDARDS OF FINANCIAL ACCOUNTING AND REPORTING

Recognition of Expense upon Conversion

3. When convertible debt is converted to equity securities of the debtor pursuant to an inducement offer described in paragraph 2 of this Statement, the debtor enterprise shall recognize an expense equal to the fair value of all securities and other consideration transferred in the transaction in excess of the fair value of securities issuable pursuant to the original conversion terms. The expense shall not be reported as an extraordinary item.

4. The fair value of the securities or other consideration shall be measured as of the date the inducement offer is accepted by the convertible debt holder. Normally this will be the date the debt holder converts the convertible debt into equity securities or enters into a binding agreement to do so.

Amendment to APB Opinion No. 26

5. The following sentence is added to paragraph 2 of Opinion 26:

Also, this Opinion does not apply to conversions of convertible debt when conversion privileges included in terms of the debt at issuance are changed, or additional consideration is paid, to induce conversion of the debt to equity securities as described in FASB Statement No. 84, Induced Conversions of Convertible Debt.

Effective Date and Transition

6. This Statement shall be effective for conversions of convertible debt pursuant to inducements offered after March 31, 1985. Earlier application is encouraged. Retroactive application of this Statement to transactions occurring during periods for which financial statements have previously been issued is permitted, in which case the financial statements of all prior periods presented shall be restated. In addition, the financial statements shall, in the year this Statement is first applied, disclose the nature of any restatement and its effect on income before extraordinary items, net income, and related per-share amounts.

The provisions of this Statement need not be applied to immaterial items.

This Statement was adopted by the affirmative votes of six members of the Financial Accounting Standards Board. Mr. Sprouse dissented.

Mr. Sprouse dissents because he believes the provisions of this Statement should not apply in circumstances similar to those described in Example 2 (paragraphs 11-13 of Appendix A) in this Statement. He believes that the Statement fails to distinguish between induced conversions made under two distinctly different sets of facts and circumstances: (a) debt convertible into equity securities whose market values are greater than the conversion price (refer to Example 1, paragraphs 8 and 9) and (b) debt convertible into equity securities whose market values are less than the conversion price (refer to Example 2, paragraphs 11 and 12). In the circumstances described in (a), he agrees that the inducement is an expense incurred to obtain certain benefits, such as elimination of the interest payments that would otherwise be made before the debt holder chooses to convert. In the circumstances described in (b), however, the substance of the obligation is essentially the same as for debt that is not convertible. The essential nature of an induced conversion under those circumstances is no different from a limited tender offer of equity securities for nonconvertible debt. Accordingly, he believes that an enterprise that extinguishes debt by issuing securities and other assets whose aggregate fair value is less than the carrying amount of the debt should recognize a gain in the amount of the difference in the same way that it would if securities and other assets were exchanged for nonconvertible debt.

Members of the Financial Accounting Standards Board:

Donald J. Kirk, Chairman

Frank E. Block

Victor H. Brown

Raymond C. Lauver

David Mosso

Robert T. Sprouse

Arthur R. Wyatt

Appendix A: EXAMPLES OF APPLICATION OF THIS STATEMENT

7. This appendix presents examples that illustrate application of this Statement. The facts assumed are illustrative only and are not intended to modify or limit in any way the provisions of this Statement. For simplicity, the face amount of each security is assumed to be equal to its carrying amount in the financial statements (that is, no original issue premium or discount exists).

Example 1

8. On January 1, 19X4, Company A issues a $1,000 face amount 10 percent convertible bond maturing December 31, 20X3. The carrying amount of the bond in the financial statements of Company A is $1,000, and it is convertible into common shares of Company A at a conversion price of $25 per share. On January 1, 19X6, the convertible bond has a market value of $1,700. To induce convertible bondholders to convert their bonds promptly, Company A reduces the conversion price to $20 for bondholders who convert prior to February 29, 19X6 (within 60 days).

9. Assuming the market price of Company A's common stock on the date of conversion is $40 per share, the fair value of the incremental consideration paid by Company A upon conversion is calculated as follows for each $1,000 bond that is converted prior to February 29, 19X6:

Value of securities issued [a]. Value of securities issued to debt holders is computed as follows:	$2,000
Value of securities issuable pursuant to original conversion privileges [b].Value of securities issuable pursuant to original conversion privileges is computed as follows:	1,600
Fair value of incremental consideration	$400

10. Therefore, Company A records debt conversion expense equal to the fair value of the incremental consideration paid as follows:

	Debit	Credit
Convertible debt	1,000
Debt conversion expense	400
Common stock		1,400

Example 2

11. On January 1, 19X1, Company B issues a $1,000 face amount 4 percent convertible bond maturing December 31, 20X0. The carrying amount of the bond in the financial statements of Company B is $1,000, and it is convertible into common shares of Company B at a conversion price of $25. On June 1, 19X4, the convertible bond has a market value of $500. To induce convertible bondholders to convert their bonds promptly, Company B reduces the conversion price to $20 for bondholders who convert prior to July 1, 19X4 (within 30 days).

12. Assuming the market price of Company B's common stock on the date of conversion is $12 per share, the fair value of the incremental consideration paid by Company B upon conversion is calculated as follows for each $1,000 bond that is converted prior to July 1, 19X4:

Value of securities issued [a].Value of securities issued to debt holders is computed as follows:	$600
Value of securities issuable pursuant to original conversion privileges [b].Value of securities issuable pursuant to original conversion privileges is computed as follows:	480
Fair value of incremental consideration	$120

13. Therefore, Company B records debt conversion expense equal to the fair value of the incremental consideration paid as follows:

	Debit	Credit
Convertible debt	1,000
Debt conversion expense	120
Common stock		1,120

The same accounting would apply if, instead of reducing the conversion price, Company B issued shares pursuant to a tender offer of 50 shares of its common stock for each $1,000 bond surrendered to the company before July 1, 19X4. Refer to footnote 2 to paragraph 2 of this Statement.

Appendix B: BACKGROUND INFORMATION

14. The FASB has received several requests that it address the applicability of Opinion 26 when the conversion privileges in a convertible debt instrument are changed, or when additional consideration is paid to debt holders, for the purpose of inducing prompt conversion of the debt to equity securities.

15. Prior to an induced conversion of a convertible debt instrument, a debtor has outstanding convertible debt that is (or will become) convertible to equity securities of the debtor at the option of the debt holder. Usually the conversion privileges are exercisable for an extended period of time, frequently up to the maturity date of the debt. During the period when the conversion privileges are exercisable, the securities issuable upon conversion may have a fair value that exceeds the face amount of the debt; however, convertible debt holders often do not exercise conversion privileges until the debt is called or the conversion privileges are about to expire.

16. A debtor sometimes wishes to induce prompt conversion of its convertible debt to equity securities to reduce interest costs, to improve its debt-equity ratio, or for other reasons. Thus, the debtor may offer additional consideration as an inducement for debt holders to convert promptly. This additional consideration can take many forms, including a temporary improvement of the conversion ratio (effected by a reduction of the conversion price), the issuance of warrants or other securities, or the payment of a cash incentive or other assets to debt holders who convert by a specified date.

17. The first sentence of paragraph 2 of Opinion 26, as amended by paragraph 7 of FASB Statement No. 76, Extinguishment of Debt, but prior to amendment by this Statement, described the applicability of Opinion 26 as follows:

Applicability. This Opinion applies to all extinguishments of debt, whether early or not, except debt that is extinguished through a troubled debt restructuring and debt that is converted to equity securities of the debtor pursuant to conversion privileges provided in terms of the debt at issuance.

18. Paragraph 20 of Opinion 26 describes the accounting for an extinguishment of debt:

. . . A difference between the reacquisition price and the net carrying amount of the extinguished debt should be recognized currently in income of the period of extinguishment as losses or gains and identified as a separate item. [Footnote reference omitted.]

19. Paragraph 8 of FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, specifies the income statement classification of gains and losses on extinguishment of debt:

Gains and losses from extinguishment of debt that are included in the determination of net income shall be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. [Footnote reference omitted.]

Appendix C: BASIS FOR CONCLUSIONS

20. An Exposure Draft of a proposed Statement, Induced Conversions of Convertible Debt, was issued on December 6, 1984. The Board received 59 responses to the Exposure Draft, a majority of which agreed with its principal conclusions. The following paragraphs discuss factors considered significant by the Board in reaching the conclusions in this Statement. Individual Board members gave greater weight to some factors than to others.

21. As amended by Statement 76 but prior to amendment by this Statement, Opinion 26 required recognition of a gain or loss equal to the difference between the reacquisition price and the carrying amount of debt when convertible debt was converted to equity securities pursuant to terms different from the original conversion privileges, including situations in which a debtor offered to give additional consideration for the purpose of inducing prompt conversion. A few respondents to the Exposure Draft recommended that that accounting should also be applicable to induced conversions of convertible debt, stating that conversions pursuant to terms different from the original conversion privileges should be recognized based on the fair value of all securities issued. The Board did not agree with those respondents for the reasons set forth in the paragraphs that follow. Some of those respondents also questioned whether all conversions of debt to equity securities, including conversions pursuant to the original conversion privileges, should be recognized based on the fair value of all securities issued. The Board did not address accounting for conversions in general, noting that such a project would be a major undertaking and would delay the issuance of this Statement.

22. Many of those who urged the Board to address this issue and most respondents to the Exposure Draft stated that they believe accounting for an induced conversion as an extinguishment rather than as a conversion of debt does not faithfully portray the substance of such a transaction. They stated that the payment of an incentive to a debt holder could require recognition of a loss on extinguishment that might exceed the value of the conversion incentive by a material amount. The Board generally agreed that extinguishment accounting is not representationally faithful for certain induced conversions of convertible debt instruments. APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, states that no portion of the proceeds from the issuance of convertible debt should be accounted for as attributable to the conversion feature. The amount recognized as a liability relating to convertible debt represents an obligation either to pay a stated amount of cash or to issue a stated number of shares of equity securities. The Board believes that the nature of that obligation does not change if an incentive is paid to a debt holder to induce the holder to exercise a right already held. Therefore, this Statement requires no recognition of gain or loss with respect to the shares issuable pursuant to the original conversion privileges of the convertible debt when additional securities or assets are transferred to a debt holder to induce prompt conversion of the debt to equity securities.

23. In a conversion pursuant to original conversion terms, debt is extinguished in exchange for equity pursuant to a preexisting contract that is already recognized in the financial statements, and no gain or loss is recognized upon conversion. Unlike a conversion pursuant to original terms, in an induced conversion transaction the enterprise issues securities or pays assets in excess of those provided in the preexisting contract between the parties. The Board believes that the enterprise incurs a cost when it gives up securities or assets not pursuant to a previous obligation and that the cost of those securities or assets should be recognized.

24. Some respondents contended that the cost associated with a conversion inducement is a cost of obtaining equity capital that should be recognized as a reduction of the equity capital provided in the transaction. The Board did not agree, noting that a conversion of debt to equity securities is a transaction that involves both issuance of equity securities and extinguishment of debt securities. Although the cost of issuing equity securities in a transaction to raise capital is usually recorded as a reduction of the equity capital provided, transactions that involve the issuance of equity securities for other purposes often require recognition of expense. The Board believes that expense recognition is appropriate in circumstances involving an induced conversion of convertible securities because the transaction is not solely a capital-raising transaction.

25. The Board believes that an induced conversion transaction is also different from an extinguishment of debt transaction as described in Opinion 26, in which any preexisting contract between the debtor and the debt holder is effectively voided and the debt is extinguished pursuant to newly negotiated terms. In those circumstances, an extraordinary gain or loss is recognized equal to the difference between the carrying amount of the debt extinguished and the fair value of the securities or assets given. Some respondents stated that any expense to be recognized under the provisions of the Exposure Draft similarly should be reported as an extraordinary item. However, in an induced conversion, the preexisting contract for conversion remains in effect and an inducement is paid in an attempt to cause the conversion option to be exercised. Although the Board believes that an enterprise should recognize the cost of an inducement offer, that cost is different from the gain or loss that is recognized according to the provisions of Opinion 26 for extinguishment transactions. Therefore, the Board concluded that the cost of a conversion inducement, as defined in paragraph 2 of this Statement, should not be reported as an extraordinary item.

26. Some respondents stated that no cost should be recognized on induced conversions of convertible debt instruments. They recommended that the original and incremental consideration be accounted for in the same manner as a conversion pursuant to original conversion terms. They reasoned that changes in the number of shares issuable to satisfy a preexisting obligation do not change the nature of that obligation and also noted that gains and losses are not recognized by an enterprise in certain types of transactions involving issuance of shares of ownership.

27. When a debtor induces a holder of its debt to act by transferring assets or by issuing securities to the debt holder, the Board believes that an exchange has taken place. In exchange for the assets or securities given up in excess of those it was already committed to pay or issue, the enterprise receives performance. In the absence of such consideration, the conversion would not have occurred at that time. The Board believes that this type of an exchange of consideration for performance is a transaction that should be recognized as a cost of obtaining that performance.

28. Some respondents disagreed with the accounting proposed in the Exposure Draft in circumstances when conversion is induced on debt that is convertible into equity securities whose market value is less than the conversion price. They stated that such debt instruments are traded at amounts primarily attributable to the interest and principal payments, and would account for an induced conversion of such an instrument like an extinguishment of nonconvertible debt, recognizing a gain. The Board disagrees with both the assertion about the security's trading characteristics and the respondents' proposed accounting.

a. Even though the equity securities issuable upon conversion have a market value less than the conversion price, the market value of a convertible debt security may not be primarily attributable to its debt characteristics if interest rate levels have increased significantly since issuance, thereby reducing the market value of those debt characteristics. Furthermore, the Board believes it is impractical to attempt to determine on an even-handed basis whether a convertible security is trading based primarily on its equity characteristics or on its debt characteristics. The Board believes that the market value of all convertible debt securities are simultaneously influenced by both interest rates and stock prices, even though the relative influence of those factors varies. The Board believes that it is inappropriate to require significantly different accounting for a convertible debt security based on the perceived prominence of only one of its characteristics.

b. The Board notes that changes in either market interest rate levels or the market value of the equity securities issuable upon conversion do not affect the financial reporting of convertible debt securities. Even when convertible securities are perceived as trading based primarily on their equity characteristics, and even if exercise of the conversion privilege is considered highly probable, they are classified as debt securities in the balance sheet, the return to investors is reported as interest expense, and the difference between carrying amount and cash paid to retire them is reported as gain or loss from extinguishment of debt.

Thus, the Board concluded that the use of different recognition or measurement principles for induced conversions of convertible debt, based on the underlying market value or trading characteristics of the convertible security, would be inconsistent with existing accounting for other transactions involving convertible securities. The Board further noted that, in all induced conversions of convertible debt described herein, the debtor corporation gives debt holders equity securities (or a combination of equity securities and other consideration) whose total fair value exceeds the value of the securities it was previously obligated to give upon conversion. The Board believes that a debtor's election to induce conversion, causing additional value to be given up, should result in recognition of the cost of that inducement and not in the recognition of a gain that could result from extinguishment accounting.

29. The Board is aware that some convertible debt instruments include provisions allowing the debtor to alter terms of the debt to the benefit of debt holders in a manner similar to transactions described in paragraph 2 of this Statement. Such provisions may be general in nature, permitting the debtor or trustee to take actions to protect the interests of the debt holders, or they may be specific, for example, specifically authorizing the debtor to temporarily reduce the conversion price for the purpose of inducing conversion. The Board concluded that conversions pursuant to amended or altered conversion privileges on such instruments, even though they are literally “provided in the terms of the debt at issuance,“ should be included within the scope of this Statement. The Board concluded that the substantive nature of the transaction should govern. The Board believes that the existence of provisions in terms of the debt permitting changes to the conversion privileges should not influence the accounting.

30. The Board also considered whether a change in conversion privileges of a convertible debt instrument to induce prompt conversion should be recognized when the change is made, that is, when the inducement is offered to debt holders. The Board rejected that approach. Until the debt holder accepts the offer, no exchange has been made between the debtor and the debt holder. The Board concluded that the transaction should not be recognized until the inducement offer has been accepted by the debt holder.

31. Some respondents stated that the fair value of a change in conversion privileges should be measured (but not recognized) as of the date the conversion inducement is offered. They reasoned that the fair value of the conversion inducement at the offer date is the basis for management's decision to make the offer and that the value as of that date is the best measure of the consideration paid.

32. The Board did not adopt that approach. The Board believes that the transaction should not be measured until the parties agree, that is, until the inducement offer has been accepted by the debt holder. The Board notes that in many cases the difference between the measurements of value of the inducement offer at the offer date and the acceptance date will be minimal due to the normal structure of conversion inducement offers and the requirement in paragraph 2 of this Statement that the inducement be offered for a limited period of time. However, in circumstances involving differences in values, the Board believes the fair value as of the acceptance date is the appropriate measure because that is the value of the inducement which presumably causes the transaction to occur.

33. Some respondents questioned the need for the requirement in paragraph 2(b) of the Exposure Draft that the induced conversion “include the issuance of all of the equity securities issuable pursuant to the original conversion privileges for each debt instrument that is converted.” They noted that not all induced conversions would necessarily meet this requirement and that it could lead to significantly different accounting for substantially similar transactions. The Board disagreed with those respondents, noting that a transaction that does not include the issuance of all of the equity securities issuable pursuant to the conversion privileges should not be characterized as a conversion transaction. Therefore, paragraph 2(b) of this Statement requires that an induced conversion include the issuance of all of the equity securities issuable pursuant to conversion privileges included in the terms of the debt at issuance for each debt instrument that is converted.

34. Some respondents suggested that the final Statement specify a maximum time period that could be considered a “limited period of time” for purposes of applying the provisions of paragraph 2 of this Statement. The Board did not specify any time period, noting that any period so specified would be arbitrary and that the terms of conversion inducement offers may vary according to the circumstances. This Statement applies to conversion inducements that are offered for a limited period of time because inducements offered without a restrictive time limit on their exercisability are not, by their structure, changes made to induce prompt conversion.

35. Some respondents urged the Board to address other issues relating to the issuance, conversion, or reporting of convertible securities. The Board concluded that the scope of the project should remain narrow to permit the Board to resolve the primary issue at hand without unnecessary delay. This Statement does not change the accounting for the original issuance of convertible debt instruments or the accounting for changes in conversion privileges other than those described in paragraph 2 of this Statement. The Board decided that this project should not consider other issues relating to convertible securities.

36. Some respondents stated that the effective date specified in the Exposure Draft should be changed from transactions effected after March 31, 1985 to induced conversions offered after March 31, 1985. They observed that some inducements offered before March 31, 1985 may not be accepted until after that date and stated that such transactions should not be affected by a standard that did not apply at the time the offer was made. The Board agreed and modified the effective date accordingly.

37. Some respondents objected to the provisions of the Exposure Draft permitting, but not requiring, retroactive application of its provisions. They said that past financial statements properly reflect the accounting pronouncements in effect when those statements were issued and that they do not believe that the issuance of a new pronouncement should affect those statements. Other respondents urged the Board to permit retroactive application of the provisions of this Statement, noting that some induced conversions have already occurred and questions have been raised about the way those transactions have been reported. The Board concluded that permitting, but not requiring, retroactive application was an appropriate practical solution. The Board also noted that such application was expected to apply to relatively few companies.
1

  The scope of Opinion 26 was also amended by FASB Statement No. 76, Extinguishment of Debt. Refer to paragraph 17 of this Statement.
2

  For purposes of this Statement, a conversion includes an exchange of a convertible debt instrument for equity securities or a combination of equity securities and other consideration, whether or not the exchange involves legal exercise of the contractual conversion privileges included in terms of the debt.
a.

Face amount	$1,000
÷ New conversion price	÷ $20 per share
Number of common shares issued upon conversion	50 shares
× Price per common share	× $40 per share
Value of securities issued	$2,000

b.

Face amount	$1,000
÷ Original conversion price	÷ $25 per share
Number of common shares issuable pursuant to original conversion privileges	40 shares
× Price per common share	× $40 per share
Value of securities issuable pursuant to original conversion privileges	$1,600

a.

Face amount	$1,000
÷ New conversion price	÷ $20 per share
Number of common shares issued upon conversion	50 shares
× Price per common share	× $12 per share
Value of securities issued	$600

b.

Face amount	$1,000
÷ Original conversion price	÷ $25 per share
Number of common shares issuable pursuant to original conversion privileges	40 shares
× Price per common share	× $12 per share
Value of securities issuable pursuant to original conversion privileges	$480

© 2009 Thomson Reuters/RIA. All rights reserved.